Exhibit (a)(1)(E)

FORM OF ADDENDUM TO ELECTION FORM

Name:    [Employee Name]

ID:         [Employee ID]

Eligible options and stock appreciation rights outstanding with discounted exercise price:

Option/SAR	Award Date	Award Number	Original Exercise Price Per Share	Actual Grant Date	Closing Price Per Share on Actual Grant Date	Number of Unexercised Shares Subject to the Eligible Award
[ ]	[ ]	[ ]	[$ ]	[ ]	[$ ]	[ ]